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                                                                   EXHIBIT 11(a)

                     [WILLKIE FARR & GALLAGHER LETTERHEAD]


March 28, 2001


The Indonesia Fund, Inc.
466 Lexington Avenue
16th Floor
New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to The Indonesia Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with its proposed reorganization (the "Reorganization") with the Jakarta Growth Fund, Inc. (the "Jakarta Fund"), a corporation organized under the laws of the State of Maryland. Pursuant to the Agreement and Plan of Reorganization between the Fund and the Jakarta Fund (the "Agreement"), the Fund will acquire substantially all of the assets and all of the liabilities of the Jakarta Fund in exchange for full shares of common stock, $0.001 par value, of the Fund (the "Fund Shares") and cash in lieu of fractional share interests.

We have examined copies of the Charter and By-Laws of the Fund, as amended to date, the Fund's post-effective amendment to its Registration Statement on Form N-14 (Securities File No. 333-47744) with respect to the Reorganization (the "Registration Statement"), substantially in the form in which it is to become effective, the Agreement, resolutions adopted by the Fund's Board of Directors and other records and documents that we have deemed necessary or appropriate for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. We have also assumed that the terms of the Agreement are fair and reasonable to the Fund. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable, Baetjer and Howard, LLP that is attached to this opinion.

Based upon the foregoing, we are of the opinion that when the Agreement has been executed by the Fund and the Jakarta Fund, the Agreement has been duly approved by the stockholders of the Fund in

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The Indonesia Fund, Inc.
March 28, 2001
Page 2

accordance with the listing rules of the New York Stock Exchange (the "NYSE"), appropriate Articles of Transfer with respect to the Reorganization (the "Articles of Transfer") have been accepted for record by the Maryland State Department of Assessments and Taxation and the Fund Shares have been issued pursuant to the Agreement and the Articles of Transfer and in the manner described in the Registration Statement, the Fund Shares will have been validly and legally authorized and issued and will be fully paid and non-assessable, and duly authorized for listing on the NYSE.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Proxy Statement/Prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher